UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: November 23, 2006

Melo Biotechnology Holdings Inc.

 (Exact name of registrant as specified in its charter)

Canada	03-30801	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Room 1411, West Tower Shun Tak Center 168-200 Connaught Road Central, Hong Kong
(Address of principal executive offices) Registrant’s Telephone Number, including area code: 852-2559-8000 37/F Hennessy Center 500 Hennessy Road Causeway Bay Hong Kong (former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 13, 2006, Michael Green, a director of Melo Biotechnology Holdings Inc., (the “Company”) a Canadian corporation formerly known as MIAD Systems, Ltd., submitted his resignation to be effective as of November 23, 2006.  His resignation was not due to a disagreement with the Company.

The Board of Directors appointed Tommy Chan as a new director, effective November 23, 2006.  Mr. Chan does not have an employment agreement with the Company.  Tommy Chan, age 39, is an accountant and currently works as the Director of Finance & Human Resources in a not-for-profit organization in Canada.  Mr. Chan has worked in the finance and accounting industry for 15 years.  He was previously employed with two start-up telecommunications companies and was the Financial Controller for one of them. At these companies, Mr. Chan was responsible for developing the accounting, finance, and human resources departments.  Before joining the telecommunications industry, he was responsible for the successful listing of a manufacturing company on the Singapore Stock Exchange and for overseeing that company's China and Hong Kong financial control duties.

There were no arrangements or understandings between the new director and any other persons pursuant to which the director was selected.

There were no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which the new director had, or is to have a direct or indirect, material interest.

ITEM 9.01 Financial Statements and Exhibits

(c)

Exhibits.  The following exhibit is filed herewith:

17.1 Michael Green Resignation Letter from Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Melo Biotechnology Holdings Inc.

By: /S/ Fung Ming

Fung Ming, Director

November 27, 2006